Exhibit 99.1

Trans Energy, Inc. Announces Agreement To Sell Marcellus Assets In Wetzel County, West Virginia For Approximately $71.3 Million In Net Proceeds

Company Retains its Core Acreage Positions in Marshall and Marion Counties, West Virginia

ST. MARYS, W.V., April 9, 2015 /PRNewswire/ — Trans Energy, Inc. (OTCQB: TENG) today announced the signing of an agreement to sell Marcellus assets in Wetzel County, West Virginia, for approximately $71.3 million in net proceeds, subject to adjustments to be determined at closing.

The divestiture consists of 5,159 net acres and twelve producing Marcellus wells. The acreage represents approximately one-third of Trans Energy’s total net acreage position targeting the Marcellus Shale. The transaction is expected to close approximately ninety days following the signing of the agreement, pending satisfactory title and environmental diligence by the buyer and subject to the satisfaction of certain closing conditions specified in the agreement. The company expects to receive approximately $47.0 million at closing, net of funds used to repurchase assets that are to be included in the sale, with any incremental funds expected to be received upon the successful resolution of certain quiet title actions that are currently ongoing and the release of funds that will be held in escrow for a time following the closing.

John Corp, President of Trans Energy, said, “Today’s announcement supports the belief that our team’s hard work and well defined strategy has built a position in Northern West Virginia that is highly valuable.

Corp continued, “We have been successful in our efforts to expand the overall acreage position of our joint development arrangement with Republic Energy over the past year, particularly in Marion and Marshall Counties. We believe that this will continue to be the case over the near term, and that allocating a significant portion of the proceeds from the sale toward debt repayment will better position us to then focus on the development of our core acreage positions in Marshall and Marion Counties. Those areas represent attractive opportunities for us to increase shareholder value.”

After the sale, Trans Energy will continue to own approximately 10,400 net acres in Marshall and Marion Counties. Trans Energy and Republic Energy will continue to own a combined 27,800 net acres in those counties. Management believes it can drill approximately 150 horizontal Marcellus wellbores today with lateral lengths of at least 4,500 feet, pending the application for and the receipt of permits, on this acreage. Management further believes it can ultimately drill over 350 such horizontal Marcellus wells on this acreage position, pending additional title work and potential leasehold acquisitions that have already been planned.

About Trans Energy, Inc.

Trans Energy, Inc. (TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans and the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Company contact:

John G. Corp 304-684-7053

www.transenergyinc.com